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                                   EXHIBIT 99

                                                               November 17, 1994

To Pope and Talbot Shareholders:

     This letter is being written as part of our commitment to keep you informed about developments at Pope & Talbot. We in management share your disappointment with the Company's earnings in 1994. After a good first quarter, earnings for the balance of the year are only slightly above break-even. We expected much better results for this year when we saw high lumber prices last winter. What went wrong?

     The surprisingly strong economic growth our nation has seen this year has affected two of our businesses differently. Pulp has been helped and lumber has been hurt. A major reason earnings have been disappointing is that lumber prices did not act as we expected this year. Lumber prices peaked during the first quarter and then declined pretty steadily through September. The decline from peak during the first quarter to trough in September was nearly $50 per 1,000 board feet (or about 12 percent) for an average shipment. The cause for this decline was buyer reaction to the sudden and persistent rise in interest rates that has accompanied this year's growing economy. Higher interest rates mean that home buyers are less able to qualify for mortgage loans, and home builders are less willing and financially able to build homes in anticipation of customer demand.

     The strong economy that has meant trouble for lumber has helped pulp markets. List prices for market pulp now are about 70 percent higher than the unusually depressed prices for pulp last winter. Higher prices have helped margins at our Halsey, Oregon pulp mill, but two decisions made last fall and early winter have delayed the full benefit of higher industry pulp prices. One decision was strategic, the other tactical.

     The strategic decision was to enter into a long-term contract to supply pulp to Grays Harbor Paper Company in Hoquiam, Washington. The initial contract was for Pope & Talbot to supply their pulp needs at a specific pulp price plus a fixed percentage of any price increases, above a base price, that they would receive for the printing and business papers manufactured at their two-machine mill. Additionally, Pope & Talbot was to receive a small share of the profits made by Grays Harbor.

     The strategic benefits to Pope & Talbot of this arrangement involve lower fiber costs for the significant tonnage of sawdust pulp this customer uses, and much lower freight costs compared with pulp sales into international markets. Unfortunately, our experience with this contract in 1994 has hurt profits substantially, because uncoated paper prices unexpectedly declined sharply early in 1994, just as pulp prices began rising rapidly. This meant that throughout the first three quarters of 1994 we were selling pulp at the agreed-upon base price, and were not able to enjoy the benefits of a surprisingly-strong pulp market because paper prices were advancing more slowly than pulp.

     The tactical decision was to enter into a short-term price contract with a customer that currently purchases about 25 percent of Halsey's output. The contract price was better than pulp prices late last fall and early winter. However, the contract delayed margin improvement when pulp prices exploded this spring and summer. That contract expired during September, and prices to this customer now are at their normal relationship to market pulp.
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     The tissue and diaper operations of our Consumer Products Division have been hurt because increased costs are not being passed on to our customers. With the exception of minor improvement recently in tissue pricing, the very competitive market conditions of the past several years have persisted. The improvement we expected in this Division's results has not materialized.

     Pope & Talbot will report lower earnings for 1994 than in 1993. This clearly is not what we or the stock market expected, and our share price has suffered because of the disappointment. What is the outlook from here? The economic growth expected at least through 1995 should mean dramatic earnings improvement next year in pulp. Pricing should remain strong, and the contract with Grays Harbor has been renegotiated so that now Pope & Talbot also receives a 40 percent share of profits. This same economic growth probably will have a negative effect on lumber. However, the reduced supply of logs in the Pacific Northwest due to environmental pressures means that lumber prices could be reasonably strong in the spring and summer months of 1995. It could be a good year for lumber despite higher interest rates.

     We hope that market conditions for tissue and diapers will allow us to at least pass on the higher prices we continue to see for wastepaper and diaper pulp. There have been faint indications of this recently in tissue, but nothing concrete yet. With most consumer tissue companies lagging in reported earnings comparisons, and with price leader Procter and Gamble no longer an owner of pulp mills, the conditions for general price relief seem good in this very competitive area of the pulp and paper market.

     Our view of the outlook for 1995 is cautiously optimistic. We expect better balance in earnings between lumber and pulp than in any year since the mid 1980s. And, there is the possibility that tissue could become profitable. Pope & Talbot remains in strong financial condition. We have few required capital-spending projects in sight for 1995 and beyond. Furthermore, discretionary capital projects are being curtailed so that our financial condition should improve next year. We look forward to the second half of this decade.

                                          Sincerely,

                                          Peter T. Pope
                                          Chairman, President
                                          and Chief Executive Officer